Exhibit 99.1

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	David Stankunas (310) 279-5975; dstankunas@pondel.com
	Chief Financial Officer	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
(949) 646-2175
VOLCOM ANNOUNCES PRELIMINARY FINANCIAL RESULTS
FOR 2007 FOURTH QUARTER
COSTA MESA, CA — January 16, 2008 — Volcom, Inc. (NASDAQ: VLCM) today provided preliminary results for the fourth quarter and full year ended December 31, 2007. The company also provided an update to its financial outlook for the full year of 2008.
Based on preliminary estimates, for the fourth quarter of 2007, Volcom currently anticipates reporting total revenues in the range of $67 million to $68 million and expects earnings per diluted share of approximately $0.29 to $0.30. Previously, the company stated it expected total revenues to be between $70 million and $73 million and earnings to be between $0.30 and $0.32 per diluted share. The revised estimate primarily reflects lower than expected revenues in the core domestic distribution channels in the fourth quarter, and lower gross margin, each generally attributable to the weaker than anticipated retail environment. In the fourth quarter of 2006, Volcom reported revenue of $56.6 million and earnings per diluted share of $0.31.
Given these preliminary fourth quarter estimates, Volcom now expects full year 2007 revenues to grow approximately 30% to between $266 million and $267 million, compared with $205.3 million in 2006. Earnings per diluted share are expected to increase between 15% and 16% from 2006 to be between $1.36 and $1.37, versus $1.18 per diluted share as reported in 2006. Previously the company estimated annual revenue to be between $270 million and $273 million, and earnings per diluted share of $1.37 to $1.39.
In an effort to provide some insight into the company’s financial outlook for 2008, in November 2007 Volcom said it believed that overall consolidated revenue and earnings growth of 20% was achievable. In further reviewing its growth plans amid the current challenging economic backdrop, the company is revising this outlook. For 2008, Volcom now anticipates that total revenue growth of approximately 18% and that earnings growth of approximately 10% are achievable. This preliminary 2008 outlook assumes pressure on domestic gross margin as well as expenses related to the company’s growth initiatives. This preliminary outlook does not include any financial contribution from the acquisition of Electric Visual Evolution, which also was announced today. Volcom expects that Electric revenue will increase by approximately 20% and be earnings neutral to Volcom in 2008. For the year ended December 31, 2007, Electric posted annual revenues of approximately $23.5 million. Volcom intends to provide additional details regarding its financial guidance for 2008 and the company’s various growth drivers during its next earnings conference call in February.

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Volcom senior management will discuss preliminary these results and updated outlook during its presentation today, January 16, 2008, at the 10th Annual ICR XChange Conference at 3:55 p.m. PST at the St. Regis Monarch Beach Resort in Dana Point, California. The presentation is open to all interested parties through a live audio Webcast accessible on the investor relations section of Volcom’s Web site, www.volcom.com/investorrelations/, where it will be archived and available for 30 days following the presentation.
Volcom’s fourth quarter financial results remain subject to additional closing procedures and audit by Volcom’s independent registered public accounting firm. The company will report its complete 2007 fourth quarter and year end results in February 2008 and host a conference call to discuss its financial results, operations and outlook. The call will be accessible through a live audio webcast at www.volcom.com/investorrelations/.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to Volcom’s future operations, opportunities or financial performance. In particular, statements regarding the company’s guidance and future financial performance constitute forward-looking statements. Such forward looking statements in this release include all of the current revenue, gross margin and earnings

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per share data for the fourth quarter and full year 2007, as such statements are preliminary and subject to additional closing procedures and audit by its independent registered public accounting firm. In addition, the statements regarding Volcom and Electric 2008 revenue and earnings growth, including Electric being earnings neutral to Volcom in 2008, are forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Volcom’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, sales of Volcom and Electric products by key retailers, including Pacific Sunwear, sales in Europe, general economic conditions, weather, the success of new product categories, changes in fashion trends and consumer preferences, and additional factors which are detailed in the company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, all of which are filed with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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